Exhibit 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
NEUROPACE, INC.
The undersigned, Michael L. Favet, hereby certifies that:
1.    He is the duly elected and acting Chief Executive Officer and President and Chief Financial Officer of NeuroPace, Inc., a Delaware corporation.
2.    The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on November 19, 1997.
3.    This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.
4.    The Amended and Restated Certificate of Incorporation of this corporation shall be amended and restated to read in full as follows:
ARTICLE I
The name of this corporation is NeuroPace, Inc. (the “Corporation”).
ARTICLE II
The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
ARTICLE IV
(A)Effective immediately upon the filing of this Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) with the Secretary of State of the State of Delaware (the “Effective Time”):
(i)Each 2.6 outstanding shares of Common Stock (as defined below) shall be combined and reconstituted into one fully paid and non-assessable share of outstanding Common Stock. All shares of Common Stock (including fractions thereof) held by a holder thereof shall be aggregated into the maximum number of resulting whole shares. For any remaining fraction of a share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value (as determined by the Board of Directors of the Corporation) of one share of Common Stock as of the Effective Time (after giving effect to the foregoing Reverse Stock Split (as defined below)), rounded up to the nearest whole cent.
(ii)Each 2.6 outstanding shares of Series A’ Preferred Stock (as defined below) shall be combined and reconstituted into one fully paid and non-assessable share of outstanding Series A’ Preferred Stock. All shares of Series A’ Preferred Stock (including fractions thereof) held by a holder thereof shall be aggregated into the maximum number of resulting whole shares. For any remaining fraction of a share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value (as determined by the Board of Directors of the Corporation) of one share of Series A’ Preferred Stock as of the Effective Time (after giving effect to the foregoing Reverse Stock Split), rounded up to the nearest whole cent.
(iii)Each 2.6 outstanding shares of Series B’ Preferred Stock (as defined below) shall be combined and reconstituted into one fully paid and non-assessable share of outstanding Series B’ Preferred Stock ((i)-(iii), collectively, the “Reverse Stock Split”). All shares of Series B’ Preferred Stock (including fractions thereof) held by a holder thereof shall be aggregated into the maximum number of resulting whole shares. For any remaining fraction of a share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value (as determined by the Board of Directors of the Corporation) of one share of Series B’ Preferred Stock as of the Effective Time (after giving effect to the foregoing Reverse Stock Split), rounded up to the nearest whole cent.
(B)The Reverse Stock Split shall occur whether or not the certificates representing such shares of Common Stock or Preferred Stock (as defined below) are surrendered to the Corporation or its transfer agent.
(C)The par value of each share of capital stock following the Reverse Stock Split shall be as stated in Article V(A) below. All of the share amounts, amounts per share and per share numbers for the Common Stock and the Preferred Stock, as applicable, set forth herein have been adjusted to give effect to the Reverse Stock Split.
ARTICLE V
(A)Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 223,368,225 shares, each with a par value of $0.001 per share, of which (a) 200,000,000 shares shall be Common Stock and (b) 23,368,225 shares shall be Preferred Stock. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding plus the number of shares thereof issuable upon conversion of Preferred Stock then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.
(B)Rights, Preferences and Restrictions of Preferred Stock. The Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in one or more series. 635,059 shares of the Preferred Stock shall be designated as “Series A’ Preferred Stock” and 22,733,166 shares of the Preferred Stock shall be designated as “Series B’ Preferred Stock”. The rights, preferences, privileges, and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Article V(B).
1.    Dividend Provisions.
    (a)    Preferred Stock. The holders of Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock of the Corporation, at the rate of $4.654 per share of Series A’ Preferred Stock (as adjusted for stock splits, stock dividends, reclassification and the like) per annum and $0.34736 per share of Series B’ Preferred Stock (as adjusted for stock splits, stock dividends, reclassification and the like) per annum on each outstanding share of Preferred Stock, payable only when, as and if declared by the Corporation’s board of directors (“Board of Directors”). Such dividends shall not be cumulative and if less than the full amount of dividends payable on the Preferred Stock is declared and paid, any such payments shall be made ratably among the holders of the Preferred Stock in proportion to the total amount each such holder would be entitled to receive if the full amount of dividends payable on the Preferred Stock had been declared.
    (b)    Common Stock. After declaration and payment of the full amount of the dividends pursuant to Section 1(a) above, any additional dividends declared shall be distributed among holders of Preferred Stock and Common Stock based on the number of shares of Common Stock held by each (assuming conversion of all Preferred Stock). No dividend shall be paid to the holders of Common Stock unless an equal or greater dividend is first paid to the holders of Preferred Stock.
2.    Liquidation Preference.
(a)    Series B’ Preferred Stock Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (including any Liquidation Event (as defined below)), the holders of the Series B’ Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Series A’ Preferred Stock and Common Stock by reason of their ownership thereof, and subject to the terms of the Corporation’s Management Incentive Plan (the “MIP”), an amount equal to the Series B’ Liquidation Preference. The term “Series B’ Liquidation Preference” shall mean (i) as of and following the date of the Initial Closing (as defined in the Corporation’s Series B’ Preferred Stock Purchase Agreement, dated as of August

19, 2020, by and among the Corporation and the Purchasers listed therein (the “Stock Purchase Agreement”)) and prior to the date of the Deferred Closing (as defined in the Stock Purchase Agreement), 2.75 times the Original Issue Price of Series B’ Preferred Stock (as defined below) and (ii) as of and following the date of the Deferred Closing, either (x) 2.75 times the Original Issue Price of Series B’ Preferred Stock if the Corporation’s actual cash-burn between the Initial Closing and December 31, 2021 is determined by the Board of Directors to be 110% or less of the Corporation’s business plan cash-burn for such time period as approved by the Board of Directors, or (y) otherwise 3 times the Original Issue Price of Series B’ Preferred Stock, for each share of Series B’ Preferred Stock then held by them, plus all declared but unpaid dividends thereon. “Original Issue Price of Series B’ Preferred Stock” means $4.34226 per share of Series B’ Preferred Stock (as adjusted for stock splits, stock dividends, reclassification and the like). If, upon the occurrence of such event, the assets and funds thus distributed among the holders of Series B’ Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of series of Preferred Stock that may from time to time come into existence, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series B’ Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.
(b)    Series A’ Preferred Stock Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (including any Liquidation Event), after full payment of the Series B’ Liquidation Preference, the holders of the Series A’ Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, and subject to the terms of the MIP, an amount equal to the Original Issue Price of Series A’ Preferred Stock (as defined below) for each share of Series A’ Preferred Stock then held by them, plus all declared but unpaid dividends thereon (the “Series A’ Liquidation Preference”). “Original Issue Price of Series A’ Preferred Stock” means $58.175 per share of Series A’ Preferred Stock (as adjusted for stock splits, stock dividends, reclassification and the like). The Original Issue Price of Series B’ Preferred Stock and Original Issue Price of Series A’ Preferred Stock are herein referred to, each, as an “Original Issue Price”. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of Series A’ Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of series of Preferred Stock that may from time to time come into existence, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A’ Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.
(c)    Remaining Assets. Upon the completion of the distributions required by Sections 2(a) and 2(b) above and any other distribution that may be required with respect to series of Preferred Stock that may from time to time come into existence, and subject to the terms of the MIP, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of the Series B’ Preferred Stock, Series A’ Preferred Stock and the Common Stock pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common

Stock pursuant to the terms of this Certificate of Incorporation immediately prior to such liquidation, dissolution or winding up of the Corporation (including any Liquidation Event).
(d)    Certain Acquisitions.
(i)    Deemed Liquidation. For purposes of this Section 2, a liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, shall be deemed to occur if the Corporation shall sell, convey, lease, license or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other corporation or entity (other than for purposes of changing domicile without effecting a substantive change in ownership) or effect any other transaction or series of related transactions in which more than fifty (50%) of the voting power of the Corporation is disposed of (other than for purposes of a bona fide equity financing in which the Corporation is the surviving corporation) (a “Liquidation Event”).
(ii)    Escrow/Earnout Priority. In the event of a Liquidation Event, if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies, the applicable agreement shall provide that (x) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2(a), 2(b) and 2(c) as if the Initial Consideration were the only consideration payable in connection with such Liquidation Event and (y) any additional consideration that becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2(a), 2(b) and 2(c) after taking into account the previous payment of the Initial Consideration as part of the same transaction.
(iii)    Valuation of Consideration. In the event of a Liquidation Event as described in Section 2(d)(i) above, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:
(A)    Securities not subject to investment letter or other similar restrictions on free marketability:
(1)    If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing;
(2)    If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing; and
(3)    If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors,

which majority shall include two of three of one of the Series Preferred Directors (as defined below) designated to the Board of Directors by OrbiMed Private Investments VI, LP (so long as OrbiMed Private Investments VI, LP holds such right to designate any Series Preferred Directors), the Series Preferred Director designated to the Board of Directors by Accelmed Partners II L.P. (so long as Accelmed Partners II L.P. holds such right to designate any Series Preferred Directors) and one of the Series Preferred Directors designated to the Board of Directors by KCK Ltd. (so long as KCK Ltd. holds such right to designate any Series Preferred Directors) (“Series Preferred Director Majority”).
(B)    The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in Section 2(d)(iii)(A) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors, including the Series Preferred Director Majority).
(iv)    Notice of Transaction. The Corporation shall give each holder of record of Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the Requisite Preferred Holders (as defined below); and, provided, further, that the Corporation promptly gives written notice to all holders of Preferred Stock that did not consent to the shortening of such periods. For purposes of this Certificate of Incorporation, “Requisite Preferred Holders” shall mean holders of a majority of the outstanding shares of Preferred Stock.
(v)    Effect of Noncompliance. In the event the requirements of this Section 2(d) are not complied with, the Corporation shall forthwith either cause the closing of the transaction to be postponed until such requirements have been complied with, or cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 2(d)(iv) hereof.
3.    Redemption. The Preferred Stock is not redeemable.

4.    Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):
(a)    Right to Convert.
    (A)    Subject to Section 4(c), each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share (provided that, shares of Series B’ Preferred Stock shall not be convertible solely at the option of the holder thereof until a date that is the earlier of the date of the (x) consummation of the Deferred Closing and the (y) occurrence of the Deferred Closing Termination Event (the “Series B’ Deferred Closing Conversion Restriction”), provided, further, for the avoidance of doubt, that the Series B’ Deferred Closing Conversion Restriction shall be disregarded for purposes of determining an “as-converted basis” for such Series B’ Preferred Stock with respect to voting rights and liquidation rights, both herein and in any other agreement by and among the Corporation and the holders of Series B’ Preferred Stock), at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the applicable Original Issue Price by the applicable “Conversion Price”, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion (such result, the “Conversion Rate”). The applicable initial Conversion Price per share shall be the applicable Original Issue Price of each such series of Preferred Stock as set forth in this Certificate of Incorporation. Such initial Conversion Price shall be subject to adjustment as set forth in Section 4(d) below.
(b)    Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Rate applicable to such Preferred Stock at the time in effect for such shares immediately upon the Corporation’s sale of its Common Stock in a firm commitment underwritten initial public offering (a “Public Offering”) pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), the public offering price of which is not less than 2.5 times the Original Issue Price of Series B’ Preferred Stock (adjusted to reflect subsequent stock dividends, stock splits or recapitalizations) (a “Qualified Public Offering”). Each share of Series A’ Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Rate applicable to the Series A’ Preferred Stock at the time in effect for such shares immediately upon the date specified by written consent or written agreement of the holders of a majority of the outstanding shares of Series A’ Preferred Stock (which majority shall include KCK Ltd. and OrbiMed Private Investments VI, LP (so long as each such entity holds shares of the Corporation’s capital stock). Each share of Series B’ Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Rate applicable to the Series B’ Preferred Stock at the time in effect for such shares immediately upon (A) the date specified by written consent or written agreement of the holders of a majority of the outstanding shares of Series B’ Preferred Stock and the Requisite Significant New Holders (as defined below) and (B) any Public Offering approved by two New Investors that have committed to the investment of an aggregate dollar amount of $7,499,900 or more (each, a “Significant Investor”) in the Initial Closing and the Deferred Closing combined as set forth in Exhibit A and Exhibit I of the Stock Purchase Agreement, respectively (such two Significant Investors, together, the “Requisite Significant New Holders”); provided that, (x) the number of Significant Investors constituting the Requisite Significant New Holders shall be reduced from two Significant Investors to one Significant Investor that is not a Defaulting Purchaser (as defined in the Stock Purchase Agreement) if one Significant Investor does not or two Significant Investors do not invest the dollar amount such New Investor committed to investing in the Deferred Closing, and (y) the Requisite Significant New Holders shall be deemed to be the Requisite Preferred Holders if three Significant Investors do not invest the dollar amount such Significant Investors committed to investing in the Deferred Closing. Any shares of Preferred Stock so converted may not be reissued. As used in this Section 4(b), “New Investor” shall mean a stockholder of the Corporation who is not a holder of Common Stock or Preferred Stock on the Effective Date (as defined below) or an affiliate of a holder of Common Stock or Preferred Stock on the Effective Date.
(c)    Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the Corporation or of any transfer agent for such Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of such Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering such Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive Common Stock upon conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.
(d)    Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The applicable Conversion Price of the Preferred Stock shall be subject to adjustment from time to time as follows:
(i)    (A) If the Corporation shall issue, at any time after the date upon which the first share of Series B’ Preferred Stock was first issued (the “Effective Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the applicable Conversion Price of the applicable Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the applicable Conversion Price of the applicable Preferred Stock in effect immediately prior to each such issuance shall automatically (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying such Conversion Price of the applicable Preferred Stock by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise, conversion or exchange, as applicable, of all outstanding options, rights or convertible or exchangeable securities of the Corporation immediately prior to such issuance) (the “Outstanding Common”) plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of Outstanding Common plus the number of shares of such Additional Stock.
(B)    No adjustment of the applicable Conversion Price for the Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in Sections 4(d)(i)(E)(3) and 4(d)(i)(E)(4), no adjustment of such Conversion Price pursuant to this Section 4(d)(i) shall have the effect of increasing the applicable Conversion Price above the applicable Conversion Price in effect immediately prior to such adjustment.
(C)    In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.
(D)    In the case of the issuance of the Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors, including the Series Preferred Director Majority, irrespective of any accounting treatment.
(E)    In the case of the issuance (whether before, on or after the Effective Date) of options to purchase or rights to subscribe for Additional Stock, securities by their terms convertible into or exchangeable for Additional Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Section 4(d)(i) and Section 4(d)(ii):
(1) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections 4(d)(i)(C) and 4(d)(i)(D)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.
(2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections 4(d)(i)(C) and 4(d)(i)(D)).
(3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the applicable Conversion Price of the Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.
(4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the applicable Conversion Price of the applicable Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.
(5) The number of shares of Additional Stock deemed issued and the consideration deemed paid therefor pursuant to Sections 4(d)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 4(d)(i)(E)(3) or (4).
(ii)    “Additional Stock” shall mean any shares of equity securities or securities convertible into or redeemable for equity securities issued (or deemed to have been issued pursuant to Section 4(d)(i)(E)) by the Corporation after the Effective Date, other than:
(A)    Common Stock issued pursuant to a transaction described in Section 4(d)(iii) hereof,
(B)    Shares of Common Stock issuable or issued to employees, consultants or directors of the Corporation directly or pursuant to a stock option plan or restricted stock plan approved by the Board of Directors (including the Series Preferred Director Majority) with respect to plans (and amendments to plans) adopted after the date of this Certificate of Incorporation,
(C)    Capital stock, or options or warrants to purchase capital stock, issued to financial institutions or lessors in connection with commercial credit arrangements, equipment financings or similar transactions approved by the Board of Directors, including the Series Preferred Director Majority,
(D)    Shares of Common Stock or Preferred Stock issuable upon exercise of option or warrants outstanding as of the date of this Certificate of Incorporation,
(E)    Capital stock or warrants or options to purchase capital stock issued in connection with bona fide acquisitions, mergers or similar transactions, the terms of which are approved by the Board of Directors, including the Series Preferred Director Majority,
(F)    Shares of Common Stock issued or issuable upon conversion of the Preferred Stock,
(G)    Shares of Common Stock issued or issuable in a Public Offering in connection with which all outstanding shares of Preferred Stock will be converted to Common Stock,
(H)    Capital stock, or options or warrants to purchase capital stock, issued in connection with strategic partnering, licensing or similar transactions, or to research funds or institutions, approved by the Board of Directors, including the Series Preferred Director Majority, and
(I)    Capital stock, or options or warrants to purchase capital stock, issued in connection with real property leases approved by the Board of Directors, including the Series Preferred Director Majority.
(iii)    In the event the Corporation should at any time or from time to time after the Effective Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the applicable Conversion Price of the Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Section 4(d)(i)(E).
(iv)    If the number of shares of Common Stock outstanding at any time after the Effective Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the applicable Conversion Price of the Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share shall be decreased in proportion to such decrease in outstanding shares.
(e)    Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4(d)(iii), then, in each such case for the purpose of this Section 4(e), the holders of Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.
(f)    Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2) provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of such Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of such Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the applicable Conversion Price then in effect and the number of shares purchasable upon conversion of such Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.
(g)    No Impairment. Without the written consent of the Requisite Preferred Holders, or if applicable and as the case may require for such applicable terms, the Requisite Significant New Holders, the holders of at least a majority of the outstanding shares of the Series B’ Preferred Stock or the holders of at least a majority of the outstanding shares of the Series A’ Preferred Stock (which majority shall include KCK Ltd. and OrbiMed Private Investments VI, LP (so long as each such entity holds shares of the Corporation’s capital stock)), the Corporation will not, by amendment of this Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the applicable terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment.
(h)    No Fractional Shares and Certificate as to Adjustments.
(i)    No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share (with one-half being rounded upward). Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.
(ii)    Upon the occurrence of each adjustment or readjustment of the applicable Conversion Price of the Preferred Stock pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the applicable Conversion Price for such share of Preferred Stock at the time in effect and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Preferred Stock.
(i)    Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.
(j)    Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the

Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.
(k)    Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation, or given by electronic communication in compliance with the provisions of the Delaware General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.
(l)    Waiver. Any of the rights, powers or preferences or other terms of the Preferred Stock set forth herein may be waived on behalf of all holders of Preferred Stock by the affirmative written consent or vote of the Requisite Preferred Holders; provided, that, notwithstanding anything else set forth to the contrary herein, any provision of Section 4(d) and any adjustments made or required to be made to the Conversion Price applicable to Series A’ Preferred Stock pursuant hereto may only be waived by the holders of at least a majority of the outstanding shares of the Series A’ Preferred Stock (which majority shall include KCK Ltd. and OrbiMed Private Investments VI, LP (so long as each such entity holds shares of the Corporation’s capital stock)); provided further, that, notwithstanding anything else set forth to the contrary herein, any waiver of any provision of Section 4(d) and any adjustments made or required to be made to the Conversion Price applicable to the Series B’ Preferred Stock shall require the consent of the holders of at least a majority of the outstanding shares of the Series B’ Preferred Stock (which majority shall include the Requisite Significant New Holders).
(m)    Special Mandatory Conversion.
(i)     Trigger Event. In the event that any Deferred Closing Purchaser (as defined in the Stock Purchase Agreement) (or one or more affiliated entities or successors or assigns of such Deferred Closing Purchaser) fails to purchase all shares of Series B’ Preferred Stock set forth opposite each such Deferred Closing Purchaser’s name on Exhibit I of the Stock Purchase Agreement (other than because of (i) the occurrence of a Deferred Closing Termination Event (as defined in the Stock Purchase Agreement), (ii) the nonoccurrence of the Deferred Closing Trigger Date (as defined in the Stock Purchase Agreement) or (iii) the Corporation’s election at its sole discretion to not conduct a Deferred Closing (as defined in the Stock Purchase Agreement)) in a Deferred Closing pursuant to Section 1.2(b) of the Stock Purchase Agreement, such Deferred Closing Purchaser shall immediately upon the consummation of the Deferred Closing be subject to the special mandatory conversion provisions (the “Special Mandatory Conversion Provisions”) set forth pursuant to this Section 4(m), pursuant to which all shares of Series B’ Preferred Stock then held by such Deferred Closing Purchaser (and any shares of Series B’ Preferred Stock transferred or assigned by such Deferred Closing Purchaser) shall automatically, and without any further action on the part of such Deferred Closing Purchaser or the

Corporation, be converted into Common Stock such that each ten (10) (as appropriately adjusted for stock splits, stock dividends, recapitalizations, reclassifications, reorganizations, combinations and the like) shares of Series B’ Preferred Stock then held by such Deferred Closing Purchaser (and any shares of Series B’ Preferred Stock transferred or assigned by such Deferred Closing Purchaser) shall be automatically converted into one (1) share of Common Stock effective immediately upon the consummation of the Deferred Closing. Such conversion is referred to as a “Special Mandatory Conversion.” All rights with respect to the Series B’ Preferred Stock converted pursuant to the Special Mandatory Conversion Provisions, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate upon such conversion (notwithstanding the failure of such Deferred Closing Purchaser to surrender any certificates for such shares), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement), to receive the stock certificates representing the number of shares of Common Stock as set forth in this Section 4(m).
(ii)     Procedural Requirements. Upon a Special Mandatory Conversion, such Series B’ Preferred Stock shall be automatically converted without any further actions by the applicable Deferred Closing Purchaser (or any further actions by any transferee or assignee of shares of Series B’ Preferred Stock of such Deferred Closing Purchaser, as applicable), whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, and shall be deemed to be no longer outstanding, and all rights with respect thereto shall forthwith cease and terminate, except only the rights of the holder, upon surrender of his, her or its certificate or certificates therefor (or lost certificate affidavit and agreement), to receive the Common Stock shares to which such holder shall be entitled upon conversion thereof. Such conversion shall be deemed to have been made immediately upon the consummation of the Deferred Closing, and the person(s) entitled to receive the shares of Common Stock issuable under such conversion shall be treated for all purposes as the record holder(s) of such shares of Common Stock on such date.
5.    Voting Rights.
(a)    The holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation (the “Bylaws”), and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).
(b)    The holders of Preferred Stock, voting as a separate class, shall be entitled to elect seven (7) members of the Board of Directors (the “Series Preferred Directors”) at each meeting or pursuant to each consent of the Corporation’s stockholders for election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors. The holders of Common Stock, voting as a separate class, shall be entitled to elect two (2) members of the Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors. The holders of the Common Stock and Preferred Stock, voting together as a single class on an as-converted basis, shall be entitled to elect all remaining members of the Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors. Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the Delaware General Corporation Law, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of this Certificate of Incorporation, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office (including the Series Preferred Director Majority), though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, the holders of shares of such class or series may override the Board of Directors’ action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of the Corporation’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders in which all members of such class or series are present and voted. Any director may be removed during his or her term of office without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director.
6.    Protective Provisions. Subject to the rights of Preferred Stock which may from time to time come into existence, so long as any shares of Preferred Stock are outstanding (as adjusted for stock splits, stock dividends or recapitalizations), the Corporation shall not (whether by amendment of this Certificate of Incorporation, merger, reorganization, or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the Requisite Preferred Holders (and where specifically stated, the approval of the Requisite Significant New Holders, the holders of a majority of the outstanding shares of the Series B’ Preferred Stock and/or the holders of a majority of the outstanding shares of the Series A’ Preferred Stock (which majority shall include KCK Ltd. and OrbiMed Private Investments VI, LP (so long as each such entity holds shares of the Corporation’s capital stock)), as applicable) and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:
(a)    amend, alter or repeal any provision of this Certificate of Incorporation or the Bylaws, provided, that, the Corporation shall also obtain the approval of (x) the Requisite Significant New Holders and (y) the holders of a majority of the outstanding shares of the Series B’ Preferred Stock for any such amendment, alteration or repeal of any provision of this Certificate of Incorporation or the Bylaws that adversely affects the powers, preferences or rights of the Series B’ Preferred Stock, provided, further, that, the Corporation shall also obtain the approval of the holders of a majority of the outstanding shares of the Series A’ Preferred Stock (which majority shall include KCK Ltd. and OrbiMed Private Investments VI, LP (so long as each such entity holds shares of the Corporation’s capital stock)) for any such amendment, alteration or repeal of any provision of this Certificate of Incorporation or the Bylaws that adversely affects the powers, preferences or rights of the Series A’ Preferred Stock;
(b)     authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security having a preference over, or being on a parity with, the existing Preferred Stock with respect to voting, dividends, upon liquidation or redemption;
(c)    authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security having a preference over, or being on a parity with, the Series B’ Preferred Stock with respect to voting, dividends, upon liquidation or redemption, provided, that until the earlier of (i) September 30, 2022 or (ii) the consummation of the Deferred Closing, the Corporation shall also obtain the approval of (x) the Requisite Significant New Holders and (y) the holders of a majority of the outstanding shares of the Series B’ Preferred Stock for such authorization, issuance or obligation to issue such equity security, provided, further, that, the Corporation shall not authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security having a preference over, or being on a parity with, the Series A’ Preferred Stock with respect to voting, dividends, upon liquidation or redemption until the earlier of (i) September 30, 2022 or (ii) the consummation of the Deferred Closing, the Corporation shall also obtain the approval of the holders of a majority of the outstanding shares of the Series A’ Preferred Stock (which majority shall include KCK Ltd. and OrbiMed Private Investments VI, LP (so long as each such entity holds shares of the Corporation’s capital stock)) for such authorization, issuance or obligation to issue such equity security;
(d)    increase or decrease the size of the Board of Directors, provided that, any decrease to the size of the Board of Directors that adversely affects the rights of any Requisite Significant New Holder to designate a member of the Board of Directors shall first require the approval of such Requisite Significant New Holder, provided, further, that, any decrease to the size of the Board of Directors that adversely affects the rights of OrbiMed Private Investments VI, LP to designate a member of the Board of Directors shall first require the approval of OrbiMed Private Investments VI, LP, provided, further, that, any decrease to the size of the Board of Directors that adversely affects the rights of KCK Ltd. to designate a member of the Board of Directors shall first require the approval of KCK Ltd.;
(e)    increase or decrease (other than by conversion contemplated by Section 4 hereof) the total number of authorized shares of Preferred Stock, or any series thereof, or Common Stock, provided, that, the Corporation shall also obtain the approval of any other party as required by this Section 6, and, until the earlier of September 30, 2022 or the consummation of the Deferred Closing, approval of the Requisite Significant New Holders for any increase or decrease of the total number of authorized shares of the Series B’ Preferred Stock;
(f)    make or obligate itself to make any transfer of cash or other property without consideration whether by way of dividend or otherwise, other than (A) dividends on Common Stock payable in Common Stock, (B) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation upon termination of their employment or services pursuant to agreements providing for the right of said repurchase at the original cost thereof or the fair market value of such Common Stock as of the date of the repurchase, as determined in good faith by the Board of Directors, or (C) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to the bone fide exercise of rights of first refusal contained in agreements providing for such right, provided, that other than as listed in clauses (A), (B) and (C) of this subsection (f), approval of the Requisite Significant New Holders shall also be required for any redemption or repurchase of the Corporation’s capital stock;
(g)    conduct any liquidation, acquisition, reorganization, merger or consolidation by the Corporation of a business for consideration with a value of $1,000,000 or more in the aggregate (for avoidance of doubt, the foregoing shall not be deemed to modify the provisions of subsection (k) below);
(h)    cause the Corporation to incur or assume or guarantee any indebtedness, obligation or encumbrance (or series of related indebtedness, obligations or encumbrances) on the assets of the Corporation in excess of $1,000,000, other than pursuant to agreements outstanding on the date of the filing of this Certificate of Incorporation;
(i)    cause the acquisition of any stock, material assets or business of any entity, other than a wholly owned subsidiary, outside the ordinary course of business in any form of transaction or the formation of any entity for the purpose of establishing a material joint venture, partnership, manufacturing or other business relationship with another party, in each case to the extent such acquisition or formation would result in payments by the Corporation in excess of $1,000,000;
(j)    enter into or obligate itself to enter into any exclusive license of assets (including intellectual property) that are material to the Corporation;
(k)    conduct any liquidation, acquisition, reorganization, merger or consolidation of the Corporation or enter into any or obligate itself to enter into any change of control transaction or any other transaction or series of related transactions deemed to be a Liquidation Event, provided, that, the Corporation shall also obtain the approval of the Requisite Significant New Holders for any such Liquidation Event or other event if the price per share to be paid (and to be actually received upon the closing of such Liquidation Event, which, for the avoidance of doubt, shall include any portion of the consideration payable held back or held in escrow at the initial closing of such Liquidation Event) for each share of Series B’ Preferred

Stock in such Liquidation Event is less than 2.5 times the Original Issue Price of Series B’ Preferred Stock (the “RSNH Liquidation Approval Condition”);
(l)    increase the number of shares of Common Stock reserved for issuance under the Corporation’s 2020 Stock Plan or create any new stock option plan;
(m)    indirectly take any of the actions in this Section 6 through a subsidiary of the Corporation;
(n)    take any other action that has the effect of amending or eliminating the Series B’ Preferred Stock or the rights thereof, without the approval of the holders of a majority of the outstanding shares of the Series B’ Preferred Stock (which majority shall include the Requisite Significant New Holders if such action would otherwise require the approval of the Requisite Significant New Holders as set forth in this Certificate of Incorporation), or take any other action that has the effect of amending or eliminating the Series A’ Preferred Stock or the rights thereof, without the approval of the holders of a majority of the outstanding shares of the Series A’ Preferred Stock (which majority shall include KCK Ltd. and OrbiMed Private Investments VI, LP (so long as each such entity holds shares of the Corporation’s capital stock)); and
(o)    amend this Section 6, provided, that, (i) the Corporation shall also obtain the approval of (x) the Requisite Significant New Holders and (y) the holders of a majority of the outstanding shares of the Series B’ Preferred Stock if such amendment would alter in any way the approval rights thereof in this Section 6 then in effect, and (ii) the Corporation shall also obtain the approval of the holders of a majority of the outstanding shares of the Series A’ Preferred Stock (which majority shall include KCK Ltd. and OrbiMed Private Investments VI, LP (so long as each such entity holds shares of the Corporation’s capital stock)) if such amendment would alter in any way the approval rights thereof in this Section 6 then in effect.
7.    Public Offering. The Corporation shall not effect a Public Offering, other than a Qualified Public Offering, without first obtaining the approval the Requisite Significant New Holders, and any Public Offering effected without such approval shall be null and void ab initio, and of no force or effect.
8.    Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be canceled and shall not be issuable by the Corporation. This Certificate of Incorporation shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.
(C)    Common Stock.
1.    Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.
2.    Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 2 of Division (B) of this Article V.
3.    Redemption. The Common Stock is not redeemable.
4.    Voting Rights. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws, and shall be entitled to vote upon such matters and in such manner as may be provided by law.
ARTICLE VI
Subject to any additional vote required by this Certificate of Incorporation or the Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws.
ARTICLE VII
Elections of directors need not be by written ballot unless otherwise provided in the Bylaws.
ARTICLE VIII
(A)    To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.
(B)    The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation. Such right shall include the right, to the fullest extent permitted by law, to be paid advancements for fees and expenses incurred to defend any such action or proceeding.
(C)    Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE IX
To the maximum extent permitted from time to time under the law of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time being presented to its officers, directors or stockholders, other than (i) those officers, directors or stockholders who are employees of the Corporation and (ii) those opportunities demonstrated by the Corporation to have been presented to such officers, directors or stockholders expressly as a result of their activities as a director, officer or stockholder of the Corporation. No amendment or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities which such officer, director or stockholder becomes aware prior to such amendment or repeal.
The foregoing Amended and Restated Certificate of Incorporation has been duly adopted by the Board of Directors and stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.
ARTICLE X
Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (A) any derivative action or proceeding brought on behalf of the Corporation; (B) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation or any stockholder to the Corporation or the Corporation’s stockholders; (C) any action or proceeding asserting a claim against the Corporation or any current or former director, officer or other employee of the Corporation or any stockholder arising pursuant to, or seeking to enforce any right, obligation or remedy under, or to interpret, apply, or determine the validity of, any provision of the DGCL, this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation (as each may be amended from time to time); (D) any action, suit or proceeding to interpret, apply, enforce or determine the validity of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation (including any right, obligation or remedy thereunder); (E) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; (F) any action asserting a claim against the Corporation or any director, officer or other employee of the Corporation or any stockholder, governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This Article X shall not apply to actions, suits or proceedings brought to enforce a duty or liability created by the Securities Exchange Act of 1934 or any other claim for which the federal courts have exclusive jurisdiction.

Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant named in such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by us, our officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. Each underwriter of any offering of the Corporation’s securities is an intended third party beneficiary of this Article X and shall each be entitled to enforce the provisions in this Article X (as it may be in effect from time to time).
Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article X.
* * *

IN WITNESS WHEREOF, the undersigned have executed this certificate on April 9, 2021.

/s/ Michael L. Favet
Michael L. Favet,
Chief Executive Officer and President
SIGNATURE PAGE TO AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
NEUROPACE, INC.